R O B I N S C H O E N P U B L I C R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com

FOR IMMEDIATE RELEASE
March 1, 2000

                    MEDIX ANNOUNCES MANAGEMENT TEAM CHANGES

Denver, CO -- John Prufeta, CEO of Medix Resources, Inc. [OTC BB:MDIX], today announced several changes to the Company's management team. Medix provides Internet-based healthcare communication, data integration, and transaction processing software through its Cymedix.com product line.

Effective March 1, 2000, John Prufeta, interim CEO, became permanent CEO and assumed the additional title of president. David Pfeil, who has been functioning as chief operating officer and chief technology officer of Medix, became president and chief operating officer of Medix subsidiary Cymedix Lynx Corporation. Pfeil also became a member of Medix's Board of Directors. John Yeros resigned from the Board of Directors and as its Chairman. He also resigned as president of Medix. Yeros will remain as a consultant to the company under a two-year agreement. Additionally, the Board has appointed a committee of current Board members to nominate a new chairman of the Board and the slate of candidates for the upcoming annual meeting of shareholders.

"I'm extremely grateful to the Board to be given the opportunity to lead Medix at this exciting juncture in its evolution," stated John Prufeta. "With the recent sale of the balance of the staffing business, we are now focusing on an aggressive agenda that will ensure our ability to compete successfully in the iHealth software market."

"This is a terrific opportunity and I appreciate the Board's confidence in my ability to contribute to Medix's efforts in the fast-moving iHealth marketspace," stated David Pfeil. "I'm excited about bringing physicians together with the various segments of the healthcare industry via the Internet."

"I'm honored to have served with the members of the Medix Board and the many talented people who helped complete Medix's transition to an iHealth company," stated John Yeros. "We've made tremendous progress during the past year, the future is bright, and the Company is in good hands."

Denver-based Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      * * *
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB/A for 1998, which was filed with the Securities and Exchange Commission on July 23, 1999, and its 1999 third quarter Form 10-QSB, which was filed with the Securities and Exchange Commission on November 10, 1999. This information is available from the SEC or the Company.

Contacts:  General and Press Inquiries         Investor Inquiries
           -----------------------------       -------------------
           Robin Schoen                        Josh Golomb
           Robin Schoen Public Relations       SmallCaps Online Communications
           215/504-2122                        212/554-4158